Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Aaron D. Peck	Leslie Loyet
Co-Chief Investment Officer	(312) 640-6672
(773) 380-6447

FOR IMMEDIATE RELEASE

MONDAY, JUNE 8, 2010

TRANSACTION WITH COLUMBUS NOVA

CHICAGO, June 8, 2010 — Deerfield Capital Corp. (NASDAQ: DFR) (“DFR” or the “Company”) today announced that, assuming stockholder approval is obtained at its Annual Meeting on June 9, 2010 for the Stock Issuances (as defined below), the Company and Bounty Investments, LLC (“Bounty”) expect to close the acquisition of Columbus Nova Credit Investments Management, LLC (“CNCIM”), the issuance of convertible notes and the other transactions contemplated in connection therewith (collectively, the “Transactions”) promptly following the Annual Meeting.

“Consummation of these transactions with Columbus Nova will mark a transformative milestone for Deerfield.  In addition to achieving our goals of increasing AUM and growing top line revenue, these transactions strengthen our balance sheet, which will now be structured to facilitate our future growth and provides us with a valuable partner in Columbus Nova,” said Jonathan Trutter, CEO of DFR.

Andrew Intrater, CEO of Columbus Nova added, “We are looking forward to helping grow the Deerfield investment management platform and I welcome the opportunity to participate on the board of DFR upon closing.”

There can be no assurance that the Company’s stockholders will approve the Stock Issuances or that the Transactions will be consummated.

IMPORTANT ADDITIONAL INFORMATION

The Company filed a definitive proxy statement and form of proxy with the Securities and Exchange Commission (the “SEC”) on May 11, 2010 and mailed to Stockholders of record a definitive proxy statement and form of proxy on or about May 14, 2010 in connection with the issuance of common stock in connection with its previously announced acquisition of CNCIM from Bounty and the potential issuance of common stock upon the conversion of the $25 million in aggregate principal amount of senior subordinated convertible notes that Bounty has agreed to purchase (the “Stock Issuances”).

Before making any voting decision with respect to the Stock Issuances, stockholders of the Company are urged to carefully read the definitive proxy statement and the other relevant materials because they contain important information about the proposed transactions.  The

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proxy statement and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company may obtain free copies of the proxy statement and other documents filed by the Company with the SEC from the Company’s website at www.deerfieldcapital.com or from Georgeson, the Company’s proxy solicitor, at 1-800-280-0857.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Stock Issuances.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the issuance of the Stock Issuances is included in the proxy statement. Stockholders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers with respect to the Transactions by reading the proxy statement and the other filings referred to above.

About the Company

DFR, through its subsidiary, Deerfield Capital Management LLC, manages client assets, including bank loans and other corporate debt, residential mortgage backed securities, government securities and asset-backed securities. In addition, DFR has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and residential mortgage backed securities.

For more information, please go to the Company website, at www.deerfieldcapital.com.

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